Independent Auditors' Consent

The Board of Directors
NexCen Brands, Inc:

We consent to the use of our report dated October 22, 2007, with respect to the Statement of Revenues and Direct Expenses of Pretzel Time and Pretzelmaker Brands for the year ended December 30, 2006, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Salt Lake City, Utah
February 1, 2008